UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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DYNTEK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DYNTEK, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD DECEMBER 13, 2005

TO OUR STOCKHOLDERS:

You are cordially invited to the Annual Meeting of Stockholders of DYNTEK, INC., a Delaware corporation. The meeting will be held on Tuesday, December 13, 2005 at 10:00 a.m. Pacific Standard Time, at DynTek’s offices located at 19700 Fairchild Road, Suite 350, Irvine, California 92612 for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

1.                to elect five directors for terms expiring at our next Annual Meeting of Stockholders;

2.                to authorize the Board to amend the Company’s Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding Common Stock by a ratio of 1-for-10;

3.                to approve an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the number of shares of our capital stock that the Company would have the authority to issue from 160,000,000 shares to 460,000,000 shares, and our Common Stock, $0.0001 par value per share, that the Company would have authority to issue from 150,000,000 shares to 450,000,000 shares;

4.                to amend the Company’s 2005 Stock Incentive Plan to (i) increase the number of shares of Common Stock issuable thereunder by 25,000,000 shares, bringing the total number of shares issuable thereunder to 30,000,000, and (ii) increase the total number of shares of Common Stock that may be acquired by any one individual pursuant to options or restricted stock awards granted under the 2005 Stock Incentive Plan in any one calendar year from 1,500,000 shares to 7,500,000 shares;

5.                to ratify the appointment of Marcum & Kliegman LLP as our independent accountants for the fiscal year ending June 30, 2006; and

6.                to transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

Our Board of Directors recommends that you vote in favor of the foregoing items of business, which are more fully described in the Proxy Statement accompanying this Notice.

Only our stockholders of record at the close of business on November 14, 2005 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.

FOR THE BOARD OF DIRECTORS

Robert I. Webber
President

Irvine, California

November 17, 2005

YOUR VOTE IS IMPORTANT

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

DYNTEK, INC.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 13, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

General Information

The enclosed Proxy is solicited on behalf of the Board of Directors of DynTek, Inc. (“DynTek”), for use at the Annual Meeting of Stockholders to be held Tuesday, December 13, 2005 at 10:00 a.m. Pacific Standard Time or at any postponement or adjournment thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at our offices located at 19700 Fairchild Road, Suite 350, Irvine, California 92612. The telephone number at that location is (949) 271-6700.

These proxy solicitation materials and our annual report for the year ended June 30, 2005, including financial statements, were first mailed on or about November 22, 2005 to all stockholders entitled to vote at the meeting.

Record Date and Principal Share Ownership

The record date for determining those stockholders entitled to notice of, and to vote at, our Annual Meeting has been fixed as the close of business on November 14, 2005 (the “Record Date”). As of the Record Date, DynTek had outstanding approximately 81,164,636 shares of its Common Stock, $.0001 par value (the “Common Stock”), which were held by approximately 272 holders of record and approximately 5,225 beneficial holders, and no shares of its Preferred Stock, $.0001 par value, outstanding.

Stockholders Sharing the Same Last Name and Address

In accordance with notices we sent to certain stockholders, we are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you or you would like to opt out of this practice for future mailings, please submit your request to Secretary, DynTek, Inc., 19700 Fairchild Road, Suite 230, Irvine, California 92612.

Voting and Solicitation

Holders of DynTek’s Common Stock are entitled to one vote per share. Stockholders will not be entitled to cumulate their votes in the election of directors.

The cost of soliciting proxies will be borne by us. We expect to reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers, and regular employees, without additional compensation, personally or by telephone or facsimile.

Revocability of Proxies

Stockholders who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to Secretary, DynTek, Inc., 19700 Fairchild Road, Suite 230, Irvine, California 92612 in writing prior to or at the meeting or by attending the meeting and voting in person.

Quorum; Abstentions; Broker Non-Votes

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the “Inspector”) appointed for the meeting who will determine whether or not a quorum is present.

A majority of the votes which can be cast by all of the outstanding Common Stock is required to establish a quorum at the Annual Meeting. Shares that are voted “FOR,” “AGAINST” or “WITHHELD FROM” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such matter.

Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker does not receive voting instructions from the beneficial owner, and (2) the broker lacks discretionary authority to vote the shares. Banks and brokers cannot vote on their clients’ behalf on “non-routine” proposals.

Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. Accordingly, abstentions will have the same effect as a vote against the proposal. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. Thus, a broker non-vote will not affect the outcome of the voting on a proposal requiring the affirmative vote of a majority or other proportion of shares present and entitled to vote. Abstentions or broker non-votes or other failures to vote will have no effect in the election of directors, who will be elected by a plurality of the affirmative votes cast. Abstentions and brokers non-votes will have the same effect as a vote against any proposal requiring the affirmative vote of a majority or other proportion of all our outstanding shares, including our proposals for a reverse stock split and to increase our authorized shares.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR:

(1)   the election of the nominated directors;

(2)   the authorization of the Board to amend the Company’s Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding Common Stock by a ratio of 1-for-10;

(3)   the approval of the amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the number of shares of our capital stock that the Company would have the authority to issue from 160,000,000 shares to 460,000,000 shares, and our Common Stock, $0.0001 par value per share, that the Company would have authority to issue from 150,000,000 shares to 450,000,000 shares;

(4)   the approval of the amendment to the Company’s 2005 Stock Incentive Plan to (i) increase the number of shares of Common Stock issuable thereunder by 25,000,000 shares, bringing the total number of shares issuable thereunder to 30,000,000, and (ii) increase the number of shares of Common Stock that may be acquired by any one individual pursuant to options or restricted stock awards in any one calendar year from 1,500,000 shares to 7,500,000 shares; and

(5)   the confirmation of the appointment of the designated independent auditors.

In addition, if other matters are properly presented for voting at the Annual Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may be properly presented for voting at the Annual Meeting.

Other Business; Stockholder Proposals

We do not intend to present any other business for action at the Annual Meeting and do not know of any other business to be presented by others.

Under Rule 14a-8 promulgated under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), in order for business to be properly brought by a stockholder before an annual meeting, our Secretary must receive, at our corporate office, written notice of the matter not less than 120 days prior to the first anniversary of the date our proxy statement was released to stockholders in connection with the preceding year’s annual meeting, or a reasonable time prior to mailing proxy materials if the date of the annual meeting is changed by more than 30 days. We did not receive any such notices from our stockholders for matters to be considered at the Annual Meeting. Any stockholder desiring to submit a proposal for action at our next annual meeting of stockholders to be held in 2006 and presentation in our proxy statement for such meeting should deliver the proposal to our Secretary at our corporate office no later than July 25, 2006 in order to be considered for inclusion in our proxy statement relating to that meeting.

Under Rule 14a-4 promulgated under the Exchange Act, if a proponent of a proposal fails to notify us at least 45 days prior to the current year’s anniversary of the date of mailing of the prior year’s proxy statement, or a reasonable time prior to mailing proxy materials if the date of the annual meeting is changed by more than 30 days, then we will be allowed to use our discretionary voting authority under proxies solicited by us when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. We were not notified of any stockholder proposals to be addressed at our Annual Meeting, and will therefore be allowed to use our discretionary voting authority if any stockholder proposals are raised at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock as of November 3, 2005, by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of our directors, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Approximate Percent Owned*
DIRECTORS AND NAMED EXECUTIVE OFFICERS
Brian D. Bookmeier(3) 19327 Augusta Drive Livonia, MI 48152	130,000	*
Marshall Toplansky(4)	220,000	*
J. Michael Gullard(5)	100,000	*
Wade Stevenson(6)	192,250	*
Robert I. Webber(7)	1,050,000	1.3%
Casper Zublin, Jr.(8)	2,694,187	3.3%
All Executive Officers and Directors as a group (6 persons)	4,386,437	5.4%
5% STOCKHOLDERS
Laurus Master Fund, Ltd.(9) PO Box 1234 G.T. Queensgate House South Church Street Grand Cayman, Cayman Islands	11,701,918	14.4%
Lloyd I. Miller III(10) 4650 Gordon Drive Naples, FL 33940	8,605,522	10.6%
Richard Smithline(11) 350 Madison Avenue New York, NY 10017	10,623,907	9.9%
Bryant R. Riley(12) 11100 Santa Monica Blvd., Suite 800 Los Angeles, CA 90025	4,136,854	5.1%

*                    Less than 1%

(1)          Except as set forth in the footnotes to this table, the business address of each director and executive officer listed is c/o DynTek, Inc., 19700 Fairchild Road, Suite 350, Irvine, California 92612.

(2)          This table is based upon information supplied by officers and directors, and with respect to principal stockholders, Schedules 13D and 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Applicable percentage ownership is based on 81,164,636 shares of Common Stock outstanding as of November 3, 2005. In computing the number of shares beneficially owned by a person and the percentage ownership of that person shares of Common Stock subject to options and warrants currently exercisable, or exercisable within 60 days of November 3, 2005, are deemed outstanding. Except as otherwise noted, we believe that each of the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to applicable community property laws.

(3)          Includes 30,000 shares of Common Stock issuable upon exercise of options at prices between $0.80 and $2.25 per share, and 100,000 shares of Common Stock issuable upon exercise of options at $0.25 per share.

(4)          Includes 100,000 shares of Common Stock issuable upon exercise of options at $3.00 per share, 20,000 shares issuable upon exercise of options at prices between $0.80 and $1.00 per share, and 100,000 shares of Common Stock issuable upon exercise of options at $0.25 per share.

(5)          Includes 100,000 shares of common Stock issuable upon the exercise of options at $0.25 per share.

(6)          Includes options to purchase 192,250 shares of Common Stock at exercise prices between $0.58 and $2.04 per share under the Company’s 1992 and 2001 Employee Stock Option Plans.

(7)          Includes 50,000 shares acquired at $0.58 per share, and options to purchase 1,000,000 shares of Common Stock granted under the 2005 Stock Option Plan at $0.30 per share.

(8)          Includes 1,694,187 shares acquired at $0.36 per share in connection with the sale of ITI to the Company, and options to purchase 1,000,000 shares of Common Stock granted under the 2005 Stock Option Plan at $0.30 per share.

(9)          Consists of 10,230,768 shares issuable upon the conversion of a Convertible Term Note and 1,471,150 shares of Common Stock issuable upon the exercise of warrants at an exercise price of $0.25 per share. Laurus Master Fund, Ltd. has contractually agreed to beneficial ownership limitations that restrict the conversion or exercise of securities held by Laurus to less than 5% at any point in time.

(10)   Includes 5,124,476 shares of Common Stock held by Lloyd I. Miller, III Trust A-4, 2,500,277 shares of Common Stock held by Milfam II. L.P., and 980,769 shares issuable upon the exercise of warrants at an exercise price of $0.22 per share.

(11) Comprised of 2,884,615 shares of Common Stock held by CAMOFI Master LDC (“CAMOFI”) (formerly DCOFI Master LDC), of which Mr. Smithline is a director; 4,452,862 shares of Common Stock underlying convertible notes held by CAMOFI; 1,891,089 shares of Common Stock underlying warrants held by CAMOFI; 1,210,096 shares of Common Stock held by Centrecourt Asset Management LLC (formerly DC Asset Management LLC), of which Mr. Smithline is the Managing Member; 25,532 shares of Common Stock held by Mr. Smithline personally; and 159,713 shares of Common Stock underlying Warrants held by Mr. Smithline personally. Pursuant to the terms of certain convertible notes and warrants held by the foregoing investors, the number of shares of Common Stock that may be acquired by the holder of any such convertible notes and warrants upon any conversion thereof (or otherwise in respect thereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such holder does not exceed 9.9% of the total number of issued and outstanding shares of Common Stock.  Thus, if not for the 9.9% restriction described above, the ownership percentage held by Mr. Smithline would be 13.1%.

(12) Includes 3,656,085 shares owned by SACC Partners LP and 480,769 shares owned by B. Riley & Co., Inc. Because Riley Investment Management LLC has sole voting and investment power over SACC Partner LP’s security holdings and Mr. Riley, in his role as the sole manager of Riley Investment Management LLC, controls its voting and investment decisions, each of SACC Partners LP, Riley Investment Management LLC and Mr. Riley may be deemed to have beneficial ownership of the 3,656,085 shares owned of record by SACC Partners LP. Because Mr. Riley has sole voting and investment power over B. Riley & Co., Inc.’s security holdings, both B. Riley & Co., Inc. and Mr. Riley may be deemed to have beneficial ownership of the 480,769 shares of DynTek’s Common Stock owned of record by B. Riley & Co., Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, officers and beneficial owners of more than 10% of our Common Stock to file reports of ownership and reports of changes in the ownership with the Securities and Exchange Commission (the “SEC”). Such persons are required by Securities Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms submitted to us during the year ended June 30, 2005, we believe that all Section 16(a) filing requirements applicable to our officers and directors were complied with, except for a Form 3 filed by Mr. Zublin on March 4, 2005, a Form 4 filed by Mr. Zublin on March 4, 2005, a Form 3 filed by Mr. Webber on November 22, 2004, and a Form 4 filed by Mr. Webber on November 22, 2004.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Director and Nominees for Director

The total number of directors is determined by the Board of Directors, and currently consists of five persons.  In June 2005 and October 2005, respectively, J. Michael Gullard and Casper Zublin, Jr., were appointed to the Board of Directors to fill vacancies.

In the event that any person nominated as a director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable to serve. All nominees for director presently are members of DynTek’s Board of Directors, whose terms expire at our next Annual Meeting of Stockholders.

The name of the nominees for election to the Board of Directors at the Annual Meeting, age as of the Record Date, and certain information are set forth below.

Name	Age	Principal Occupation	Director Since
Nominees for Directors
Casper Zublin, Jr.	43

Mr. Zublin was appointed Chief Executive Officer in June 2005. He joined DynTek in October 2004 as Chief Operating Officer. Previously, he served as President and CEO of Integration Technologies, Inc., which was acquired by DynTek in October 2004. From 1998 to 2000, he was President and CEO of AnySite Technologies, a business intelligence software development company, which was acquired first by Thompson Associates in April 2000, and later acquired by MapInfo Corporation in 2002. From April 2000 to March 2002, he served as President of AnySite and Executive Vice President of Thompson Associates, Inc. Mr. Zublin previously served as President of Staffing, Inc., a national staffing services firm. In senior leadership roles for several high-growth technology companies, Mr. Zublin has been a four-time winner of the Inc. 500 award, which recognizes America’s fastest-growing private companies. He is the Chairman of Talk About Curing Autism. He earned a B.A from Principia College, and an M.B.A. from the University of Chicago.

			2005

Robert I. Webber	46

Mr. Webber was appointed President of DynTek in June 2005. He joined DynTek as Chief Financial Officer and Executive Vice President in July 2004, and was appointed to the Board of Directors in November 2004. Previously, Mr. Webber has held several senior management positions in technology and service companies. From 2003 to July 2004, Mr. Webber was General Manager of privately-held Spectrus, Inc., a real property services firm, which grew to $250 million in revenues during his tenure. From 2000 to 2002, he was President and CEO of MindArrow Systems, Inc., a public company which was merged into Avalon Digital Marketing Systems, Inc. in late 2002. Avalon filed for protection under Chapter 11 of the Federal Bankruptcy Code in September 2003, and emerged from Chapter 11 in November 2004. Mr. Webber served as Chairman of the reorganized Avalon Board of Directors until October 2005. Previously, he served as President and CEO of two privately-held technology firms, worked several years for the management consulting firm, McKinsey & Company, Inc., and practiced corporate and securities law with Skadden, Arps, Slate, Meagher & Flom in Los Angeles, California. Mr. Webber holds a B.A. from B.Y.U., a J. D. degree from Columbia Law School, and an M.B.A. from Harvard Business School.

		2004
J. Michael Gullard	60

Mr. Gullard has been a director since June 2005 and was appointed Chairman of the Board of Directors in October 2005. Mr. Gullard has been the General Partner of Cornerstone Management, a venture capital and consulting firm specializing in software and data communications companies since 1984. He currently serves as a director of JDA Software, Inc., and Celeritek, Inc., both publicly-held companies, and as the Chairman of Mainsoft, Inc., a privately-held company. From 1992 to 2004, he served as Chairman of NetSolve, Incorporated, a publicly-held corporation that provides IT infrastructure management services on an outsourced basis. From 1996 to 2004, Mr. Gullard also served as Chairman of Merant PLC (formerly Micro Focus Group Ltd.), a publicly-held corporation that specializes in change management software tools. Previously, Mr. Gullard held a variety of senior financial and operational management positions at Intel Corporation. Mr. Gullard holds a B.A. degree in Economics from Stanford University, and an M.B.A. from Stanford’s Graduate School of Business.

		2005

Marshall Toplansky	54

Mr. Toplansky has been a director since October 2002. From 2002 to 2005, Mr. Toplansky served as Vice President, Marketing Insight and Strategy at Gateway, Inc. From 2000 to 2002, Mr. Toplansky was a marketing consultant for DynTek. Mr. Toplansky founded the consulting firm Core Strategies in 1996, of which he remains CEO. The firm specializes in evaluating marketing strategies and identifying growth opportunities for technology-based companies. From 1994 to 1996, he served as Senior Vice President of Sales and Marketing for enterprise software publisher Open Environment. He was Vice President of Marketing for modem manufacturer U.S. Robotics from 1989 to 1994. Mr. Toplansky’s other positions have involved advertising and data base direct marketing management, primarily with Ogilvy & Mather. Mr. Toplansky currently serves on the Board of Directors of Computing Technology Industry Association, the country’s largest technology trade association, and the Harvard Business School Association of Orange County. Mr. Toplansky holds a B.A. in Political Science/Chinese from S.U.N.Y. at Albany and an M.B.A. from Harvard Business School.

		2002
Brian D. Bookmeier	47

Mr. Bookmeier has served as a Director of DynTek since 1995, and was President and Chief Executive Officer of DynTek from 1995 to 2000. Since May 2003, Mr. Bookmeier has been the Director of Operations at ModeEleven, Inc. as well as a member of its Board of Directors. ModeEleven is a privately held software development company that specializes in desktop communication platforms. Since 1997, Mr. Bookmeier has served on the Board of Directors of Azurel, Ltd. a public company that filed for protection under Chapter 11 of the Federal Bankruptcy Code in 2001, and has since converted its Bankruptcy filing to Chapter 7 under the Federal Bankruptcy code. He continues to serve as a Chairperson of Azurel’s reorganized Audit and Compensation Committees. From 1997 through 2001, Mr. Bookmeier was an investor and Vice President of Seven Sons, Inc., d/b/a Las Vegas Golf and Tennis of Novi, Michigan.

		1995

There are no family relationships among any of our directors or executive officers.

Vote Required

A majority of the votes which can be cast by all of the outstanding Common Stock is required to establish a quorum at the Annual Meeting. The directors will be elected by a plurality of the votes cast at the Annual Meeting by the holders of the shares of Common Stock entitled to vote. Abstentions as to the election of directors will not affect the election of the candidates receiving the plurality of votes. The election of directors is a matter on which a broker or other nominee is empowered to vote. Accordingly, no broker non-votes will result from this proposal.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES SET FORTH HEREIN.

Unless instructed to the contrary, the shares of Common Stock represented by the proxies will be voted FOR the election of the nominees set forth herein.

Director Independence

The Board is comprised of a majority of independent directors. The Board of Directors has determined that each of Messrs. Bookmeier, Toplansky and Gullard are independent directors, as defined in Rule 4200(a)(15) of the Marketplace Rules of the National Association of Securities Dealers (“NASD”). Although DynTek is not currently subject to the listing standards of the NASD, the Board applies the standards of the NASD with respect to the structure of the Board and its committees.

In determining independence, each year the Board considers whether directors have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Among other factors considered by the Board, the Board has determined that none of Messrs. Bookmeier, Toplansky or Gullard is a director who:

•       is, or during the past three years was, employed by DynTek or by any subsidiary of DynTek;

•       accepted, or who has a relative by blood, marriage or adoption or who has the same residence as such director (a “Family Member”) who accepted, any payments from DynTek or any subsidiary of DynTek in excess of $60,000 during fiscal 2005 or any of the past three fiscal years, other than compensation for service on the Board or any Board committee;

•       is a Family Member of an individual who is, or during the past three years was, employed by DynTek or by any subsidiary of DynTek as an executive officer;

•       is a partner in, or a controlling stockholder or an executive officer of, any organization to which DynTek made, or from which DynTek received, payments for property or services that exceeded 5% of the recipient’s consolidated gross revenues, or $200,000, whichever is more, in fiscal 2005 or any of the past three fiscal years;

•       is employed, or who has a Family Member who is employed, as an executive officer of another entity where any of the executive officers of DynTek serve on the compensation committee of such other entity, at any time during the past three fiscal years; or

•       is, or has a Family Member who is, a partner of DynTek’s independent auditors, and worked on DynTek’s audit, at any time during any of the past three years.

Board Meetings and Committees

The Board of Directors conducts its business through meetings of the Board and through activities of its committees.

Although we have no formal policy requiring director attendance at annual meetings of stockholders, directors are encouraged to attend the annual meetings of stockholders. Robert I. Webber and Casper Zublin attended our previous annual meeting of stockholders held on May 20, 2005.

DynTek’s Board of Directors met seven times (not including actions by written consent) during the fiscal year ended June 30, 2005. Other than Mr. Bookmeier, who attended four of the seven meetings, each of the directors serving at the time attended in person or by teleconference 100% of all of the meetings held by the Board of Directors and any committees of the Board of Directors on which such person served during the last fiscal year.

Typically, the independent directors meet in executive sessions, without any members of management present, in conjunction with each regularly scheduled Board meeting. Executive sessions may also be held in conjunction with special meetings of the Board. The Board met in executive sessions four times during the fiscal year ended June 30, 2005.

The Board has an Audit Committee and a Compensation Committee. Each Committee is described as follows:

Name of Committees and Members	Functions of the Committees	Number of Meetings in Fiscal 2005
AUDIT COMMITTEE	Among other things:	4
Brian D. Bookmeier Marshall Toplansky	• Oversees our internal accounting and financial reporting processes
J. Michael Gullard	• Appoints, determines compensation for and oversees the work of the independent auditors
	• Approves the services performed by the independent auditors
	• Facilitates communication among independent auditors, management, internal auditors and the Board of Directors
COMPENSATION COMMITTEE	Among other things:	3
Marshall Toplansky J. Michael Gullard	• Reviews and recommends the executive and director compensation policies
	• Administers the employee stock option and stock purchase plans

Audit Committee.   The Board amended and restated the charter of the Audit Committee in response to new requirements of the Sarbanes-Oxley Act of 2002 and related rules and regulations issued by the Securities and Exchange Commission (the “SEC”) and the NASD. A copy of the charter was filed with the Proxy Statement filed in connection with the 2004 annual meeting of stockholders. All of the members of the Audit Committee meet the higher independence standards applicable to members of the Audit Committee for the reason that:

(a)          each of them is an independent director pursuant to NASD listing standards, as stated above; and

(b)         none of them, except in his capacity as a member of the Audit Committee, the Board of Directors or any other Board committee:

•        accepts any consulting, advisory or other compensatory fee from DynTek or any subsidiary of DynTek; or

•        is an affiliated person of DynTek or any subsidiary of DynTek.

Each member of the Audit Committee is able to read and understand financial statements, including DynTek’s balance sheet, income statement and cash flow statement. In addition, our Board of Directors has determined that Mr. Gullard is an “audit committee financial expert” as defined in Item 401(h) of SEC Regulation S-K.

Compensation Committee.   All of the members of the Compensation Committee currently meet the independence standards of Rule 4200(a)(15) of the NASD’s listing standards.

Director Nominations.   DynTek does not have a standing nominating committee because it has determined that since it only has five directors, a nominating committee is not necessary. Any discussions regarding a new director would be discussed with the entire Board of Directors. DynTek believes that obtaining input form all directors in connection with Board nominations enhances the nomination process. Following any discussion with the entire Board of Directors, DynTek’s independent directors, Messrs. Bookmeier, Toplansky and Gullard would determine and vote as to whether the individual named will be nominated to the Board of Directors.

Factors considered by the Board in the selection of director nominees are experience in business, finance, technology, familiarity with DynTek’s business and industry and, as applicable, specific expertise, including but not limited to such matters as business development and government contracts. The Board gives consideration to individuals identified by stockholders, management and members of the Board.

It is our policy that director candidates recommended by stockholders will be given appropriate consideration in the same manner as other director candidates presented to the Board of Directors. Stockholders who wish to submit a director candidate for consideration by the Board of Directors may do so by submitting a comprehensive written resume of the recommended nominee’s business and educational experience and background and a consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and if nominated and elected, he or she will serve as a director. Stockholders should send their written recommendations of nominees accompanied by the candidate’s resume and consent to Attention:  Secretary, c/o DynTek, Inc., 19700 Fairchild Road, Suite 230, Irvine, California 92612. The foregoing policy is subject to our Second Amended and Restated Certificate of Incorporation, our bylaws, as amended, and applicable law. No director nominations by stockholders have been received as of the filing of this proxy statement.

In order for business to be properly brought by a stockholder before an annual meeting, our Secretary must receive, at our corporate office, written notice of the matter not less than 120 days prior to the first anniversary of the date our proxy statement was released to stockholders in connection with the preceding year’s annual meeting.

Stockholder Communications to the Board of Directors

Stockholders may submit communications to our Board of Directors, its Committees or the Chairperson of the Board of Directors or any of its Committees or any individual members of the Board of Directors by addressing a written communication to:  Board of Directors, DynTek, Inc., 19700 Fairchild Road, Suite 230, Irvine, California 92612. Stockholders should identify in their communication the addressee, whether it is the Company’s Board of Directors, its Committees or the Chairperson of the Board of Directors or any of its Committees or any individual member of the Board of Directors. Stockholder communications will be forwarded to investor relations. Investor relations will acknowledge receipt to the sender, unless the sender has submitted the communication anonymously, and forward a copy of the communication to the addressee on the Company’s Board of Directors or if the communication is addressed generally to the Company’s Board of Directors to our Chairperson of the Board of Directors.

Compensation of Directors

On June 27, 2005, the Board of Directors of the Company revised the amount of compensation that the Company will pay to its directors, effective July 1, 2005. The Board eliminated all compensation for employee directors. Under the revised compensation structure, non-employee directors will receive an annual retainer of $5,000, representing a decrease of $20,000 per director. Previously, all directors were entitled to receive an annual retainer of $25,000. In addition, each non-employee director will receive $1,500 for each meeting attended in person, up to five meetings, and $500 for each meeting attended telephonically. Previously, members of the Board did not receive separate meeting fees. The Chairman of the Audit Committee will receive an additional $5,000, a decrease of $45,000 from prior compensation, and the Chairman of the Compensation Committee will receive an additional $2,500, a decrease of $22,500. Currently, Mr. Gullard is Chairman of the Audit Committee and Mr. Toplansky is the Chairman of the Compensation Committee. All members of the Audit Committee and Compensation Committee will receive a $2,000 annual cash retainer for committee service. Each non-employee director will also receive an option grant to purchase 100,000 shares of the Company’s common stock, which will vest on the first anniversary of the grant date. Options are exercisable for 5 years after the date of grant. The exercise price for any option under the plan shall be equal to the fair market value of the Common Stock at the time such option is granted. Previously, the Company granted annual options to purchase 10,000 shares of the Company’s common stock. The Board of Directors believes that these modifications represent an annual savings to the Company of approximately $150,000 in cash fees, assuming three non-employee directors. The Board also believes that the new director compensation structure is commensurate with other public companies of similar size and better aligns director and shareholder interests.

During the fiscal year ended June 30, 2005, our non-employee directors received the following cash compensation (excluding expense reimbursement) as directors:  Mr. Gullard received $0, Mr. Bookmeier received $25,000 and Mr. Toplansky received $25,000. Steven J. Ross, who was the Company’s Chief Executive Officer until June 2005 and a director until September 2005, received $25,000 in cash compensation as a director during the fiscal year ended June 30, 2005.

Each director, whether or not employed by the Company, will be eligible to receive nonqualified stock options and shares of restricted stock pursuant to the terms of the 2005 Stock Incentive Plan.

Compensation Committee Interlocks and Insider Participation

During fiscal 2005, no member of the Compensation Committee or executive officer of DynTek served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

RELATED PARTY TRANSACTIONS

In October 2004, the Company acquired ITI (the “ITI Merger”). The consideration payable to the shareholders of ITI included a cash payment due July 30, 2005. As of September 19, 2005, the Company had not paid certain shareholders of ITI their respective portions of this payment owed pursuant to the ITI Merger Agreement (the “Acquisition Payments”). One of these shareholders is Casper Zublin, Jr., the Company’s current Chief Executive Officer and a director. As of such date, the balance outstanding of the Acquisition Payments was $2,574,736. To satisfy the Acquisition Payments, the Company issued to such ITI shareholders secured promissory notes (each a “Note,” and together, the “Notes”), each bearing simple interest at a rate of 8.9% per annum in the aggregate principal amount of the Acquisition Payments. The principal amount of the Notes is due to be paid in aggregate installments of $643,684 on September 23, 2005, $643,684 on January 15, 2006, $643,684 on April 15, 2006 and $643,684 on July 31, 2006 (the “Maturity Date”).

All interest payments under the Notes will be paid in cash, except for the interest payments due and payable under the Note issued to the C.W. Zublin, Jr. Trust (the “Zublin Trust”), the trustee of which is Casper Zublin , Jr., the Company’s Chief Executive Officer (the “Zublin Note”). Under the Zublin Note, interest shall be paid by issuing to the holder that number of whole shares of the Common Stock of the

Company equal to the accrued and unpaid interest divided by the lower of (i) the average of the per share closing prices of the Company’s Common Stock as reported on the OTC Bulletin Board, or other exchange or similar market on which the Company’s Common Stock is regularly traded, if not traded on the OTC Bulletin Board, for the 20 trading days ending on the second trading day prior to the Maturity Date, or (ii) the price per share of Company Common Stock paid by investors at the closing of the next “Qualified Financing” (as such term is defined in the Zublin Note) to occur after September 20, 2005. The closing bid price for the Company’s Common Stock on October 24, 2005 was $0.23. Using this per share price, it is estimated that the Company would issue approximately 305,000 shares of Common Stock pursuant to the Zublin Note.

Except as described above, there were no transactions in which the amount involved exceeded $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest since the beginning of the Company’s fiscal year ending June 30, 2005, other than any compensation arrangements that are described under “Compensation of Directors” and “Executive Officer Compensation.”

OTHER EXECUTIVE OFFICERS

Wade Stevenson, 42, was appointed Regional Vice President of DynTek’s MidWest region and corporate VP of Business Development in November 2004. He has served as Vice President of Finance and an officer of DynTek since February 2001, and served as the Director of Finance for Data Systems Network Corporation, which merged with DynTek in 2000, since 1998. Previously Mr. Stevenson served as Regional Vice President of Finance for Waste Management, Inc., a Fortune 500 company, where he held other financial management positions from 1989 to 1998. Mr. Stevenson is a Certified Public Accountant (C.P.A.) in the state of Michigan and practiced with Reznick, Fedder and Silverman, a regional public accounting firm, from 1987 to 1989. He earned a B.S. degree in accounting from the University of North Carolina.

Executive Officer Compensation

The following table sets forth information for the years ended June 30, 2003, 2004 and 2005 regarding the compensation of our Chief Executive Officer and each of our other most highly compensated executive officers whose total annual salary and bonus for such fiscal years were in excess of $100,000 (the “Named Executive Officers”).

Summary Compensation Table

						Long-Term Compensation Awards
	Fiscal	Annual Salary Compensation (Cash and Non-Cash)				Securities Underlying	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other ($)		Options (#)	($)
Casper Zublin, Jr.(1)	2005	212,500	15,000	—		80,000	—
Chief Executive Officer and Chief Operating Officer
Steven J. Ross(2)	2005	440,000	135,000	25,000	(1)	1,320,000	10,000
Chief Executive Officer and	2004	430,000	125,000	100,000		10,000	12,669
Chairman of the Board	2003	400,000	100,000	25,000		—	—
Robert I. Webber(3)	2005	288,654	45,000	—		660,000	3,000
President and Chief Financial Officer
Wade Stevenson	2005	160,000	15,000	—		150,000	3,607
Vice President	2004	155,000	10,000	—		—	6,065
	2003	140,000	10,000	—		—	—

(1)          Mr. Zublin joined the Company in October 2004. In July 2005, he received a grant of 1,000,000 options in connection with his appointment to CEO. At that time his annual base salary was reduced to $250,000.

(2)          Mr. Ross resigned as President, Chief Executive Officer and Chairman, as of June 30, 2005, and as director as of September 30, 2005. His options were cancelled in June 2005. Mr. Ross received $75,000 in consideration for the early termination of the December 10, 2001 Employment Agreement in fiscal 2004. Additionally, Mr. Ross received $25,000 for his service on the Board of Directors in each of fiscal 2003, 2004 and 2005.

(3)          Mr. Webber joined the Company at the end of July 2004. In July 2005, he received a grant of 1,000,000 options in connection with appointment to President. At that time his annual base salary was reduced to $250,000.

Option Grants

Option Grants During Last Fiscal Year. The following table sets forth certain information concerning individual grants of stock options made during the fiscal year ended June 30, 2005 to each of the executive officers named in the Summary Compensation Table above.

	Options Granted	Percent of Total Options Granted to Employees in	Exercise Price	Expiration	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	(# of Shares)	Fiscal Year	($/Share)(1)	Date	5%($)	10%($)
Steven J. Ross(3)	1,320,000	31%	.58	11/9/2014	164,992	355,560
Robert I. Webber(4)	660,000	16%	.58	11/9/2014	82,496	177,657
Casper Zublin, Jr.(4)	80,000	<1%	.65	10/15/2014	11,206	24,133
Wade Stevenson	150,000	4%	.58	11/9/2014	18,749	40,377

(1)          The per share exercise price of all options granted is the fair market value of DynTek’s Common Stock on the date of grant. Options have a term of 10 years and become exercisable in four equal annual installments commencing one year after the grant date.

(2)          In accordance with SEC rules, these columns show gains that could accrue for the respective options, assuming that the market price of DynTek Common Stock appreciates from the date of grant over a period of 10 years at an annualized rate of 5% and 10%, respectively. If the stock price does not increase above the exercise price at the time of exercise, the realized value from these options will be zero.

(3)          In connection with his resignation as President and Chief Executive Officer in May 2005, Mr. Ross relinquished all options previously granted.

(4)          660,000 options held by Mr. Webber and 80,000 options held by Mr. Zublin were cancelled on September 30, 2005.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values. The following table sets forth the information with respect to stock option exercises during the year ended June 30, 2005, by the executive officers named in the Summary Compensation Table above, and the number and value of securities underlying unexercised options held by such executive officers at June 30, 2005.

Aggregate Option Exercises in Fiscal 2005 and Fiscal
Year-End Option Values

	Shares Acquired Upon	Value	Number of Securities Underlying Unexercised Options At June 30, 2005 (#)		Value of Unexercised In-the-Money Options at June 30, 2005 ($)(1)
Name	Exercise(#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Steven J. Ross(2)	—	0	1,614,000	660,000	0	0
Robert I. Webber(3)	—	0	0	660,000	0	0
Casper Zublin, Jr.(3)	—	0	0	80,000	0	0
Wade Stevenson	—	0	15,000	150,000	0	0

(1)          Closing price of our Common Stock at fiscal year-end minus the exercise price. The fair market value of our Common Stock at the close of business on June 30, 2005 as reported on the OTC Bulletin Board was $0.29 per share.

(2)          In connection with his resignation as President and Chief Executive Officer in May 2005, Mr. Ross relinquished all options previously granted.

(3)          660,000 options held by Mr. Webber and 80,000 options held by Mr. Zublin were cancelled on September 30, 2005.

Employment and Change in Control Agreements

On May 26, 2005, the Company entered into a Separation Agreement and General Release dated May 26, 2005 with Steven J. Ross in connection with Mr. Ross’ resignation as the Company’s Chairman, President and Chief Executive Officer effective as of Jun 30, 2005. The Separation Agreement provides for the mutual termination of that certain Employment Agreement dated July 1, 2004 by and between the Company and Mr. Ross (the “Employment Agreement”), salary continuation for Mr. Ross through May 31, 2006, based on his annual salary of $440,000, a bonus of $110,000 payable in equal installments on regularly scheduled paydays over a six-month period, and continuation of insurance benefits during this same period. In the event that Mr. Ross, despite good faith, diligent efforts to obtain employment, has not become employed in a position reasonably similar to his position at the Company prior to May 31, 2006, Mr. Ross will continue to receive payment of his salary as well as insurance benefits until the earlier of (i) the expiration of an additional six-month period or (ii) Mr. Ross’ acceptance of employment. In addition, the Company will reimburse Mr. Ross for certain monthly lease payments and utilities and similar related expenses under a lease agreement for an apartment used by Company personnel, and Mr. Ross will be entitled to retain certain equipment issued to him by the Company. The Company granted to Mr. Ross an option under the 2005 Stock Incentive Plan to purchase 1,320,000 shares of the Company’s common stock and all previously existing options held by Mr. Ross will be returned to the Company. The Separation Agreement provides for a mutual release, as well as certain non-solicitation and non-competition covenants by Mr. Ross in favor of the Company.

On July 13, 2005, the Company entered into an Employment Agreement with Robert I. Webber in connection with Mr. Webber’s appointment as President and continued employment as Chief Financial Officer of the Company. The Employment Agreement supercedes that certain Employment Agreement entered into by and between the Company and Mr. Webber dated August 1, 2004, the term of which expired on July 31, 2005. The current Employment Agreement has an initial term of one year, which term is automatically renewed for successive additional 1-year periods. Mr. Webber is entitled to receive a base salary of $250,000, an annual bonus which is based upon the achievement of criteria and in amounts pursuant to a bonus plan to be established by the Compensation Committee, an option to purchase 1,000,000 shares of Company common stock at $0.30 cents per share, vesting over two (2) years in equal monthly installments, and participation in all Company-sponsored benefits plans. In the event that Mr. Webber’s employment is terminated without cause, he will be entitled to receive his base salary and medical and insurance benefits for 12 months, and all options granted to him would vest and become immediately exercisable. If Mr. Webber’s employment is terminated by the Company within three months before or after a change in control, or if he resigns as the result of a material reduction in his duties or constructive termination following a change in control, in addition to the amounts otherwise payable, Mr. Webber will be entitled to receive his base salary, plus annual bonus, and medical and other insurance benefits for a period of 24 months and all options granted to Mr. Webber shall vest and become immediately exercisable.

On July 13, 2005, the Company entered into an Employment Agreement with Casper Zublin, Jr. in connection with Mr. Zublin’s appointment as the Company’s Chief Executive Officer. The Employment Agreement supercedes the Employment Agreement entered into by and between the Company and Mr. Zublin dated October 15, 2004, the term of which expired on June 30, 2005. The current Employment Agreement, which became effective on August 1, 2005, has an initial term of one year, which term is automatically renewed for successive additional 1-year periods. Mr. Zublin is entitled to receive a base salary of $250,000, an annual bonus which is based upon the achievement of criteria and in amounts pursuant to a bonus plan to be established by the Compensation Committee, an option to purchase 1,000,000 shares of Company common stock at $0.30 per share, vesting over two (2) years in equal monthly installments, and participation in all Company-sponsored benefit plans. In the event that Mr. Zublin’s employment is terminated without cause, he will be entitled to receive his base salary and medical and insurance benefits for 12 months, and all options granted to him would vest and become immediately exercisable. If Mr. Zublin’s employment is terminated by the Company within three months before or after a change in control, or if he resigns as the result of a material reduction in his duties or constructive termination following a change in control, in addition to the amounts otherwise payable, Mr. Zublin will be entitled to receive his base salary, plus annual bonus, and medical and other insurance benefits for a period of 24 months and all options granted to Mr. Zublin shall vest and become immediately exercisable.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities Exchange Commission, in whole or in part, the foregoing Compensation Committee Report shall not be “soliciting material” or “filed” with the Securities Exchange Commission, nor shall such information be incorporated by reference into any such filing.

The Compensation Committee of the Board of Directors, comprising two non-employee directors, is responsible for the administration of our executive compensation programs. These programs include base salary for executive officers and both annual and long-term incentive compensation programs. Our compensation programs are designed to provide a competitive level of total compensation and include incentive and equity ownership opportunities linked to our performance and stockholder return.

Compensation Philosophy.   Our overall executive compensation philosophy is based on a series of guiding principles derived from our values, business strategy, and management requirements. These principles are summarized as follows:

•       Provide competitive levels of total compensation which will enable us to attract and retain the best possible executive talent;

•       Motivate executives to achieve optimum performance for us;

•       Align the financial interest of executives and stockholders through equity-based plans; and

•       Provide a total compensation program that recognizes individual contributions as well as overall business results.

Compensation Program.   The Compensation Committee is responsible for reviewing and recommending to the Board the compensation and benefits of all of our officers and the general policies relating to compensation and benefits of our employees. The Compensation Committee is also responsible for the administration of the 2005 Stock Incentive Plan, which replaced our 2001 Employee Stock Option Plan, and 1997 Non-employee Directors Stock Option Plan. There are two major components to our executive compensation:  base salary and potential cash bonus, as well as potential long-term compensation in the form of stock options. The Compensation Committee considers the total current and potential long-term compensation of each executive officer in establishing each element of compensation.

1.     Base Salary. In setting compensation levels for executive officers, the Compensation Committee reviews competitive information relating to compensation levels for comparable positions at technology companies. In addition, the Compensation Committee may, from time to time, hire compensation and benefit consultants to assist in developing and reviewing overall salary strategies. Individual executive officer base compensation may vary based on time in position, assessment of individual performance, salary relative to internal and external equity and critical nature of the position relative to our success.

2.     Long-Term Incentives. Our 2005 Stock Incentive Plan provides for the issuance of stock options to our officers, employees, directors and consultants to purchase shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant. Stock options are granted to our executive officers and other employees both as a reward for past individual and corporate performance and as an incentive for future performance. The Compensation Committee believes that stock-based performance compensation arrangements are essential in aligning the interests of management and the stockholders in enhancing the value of our equity.

2005 Compensation for the Chief Executive Officer.   In determining Mr. Ross’s salary for fiscal 2005, the Compensation Committee considered competitive compensation data for chief executive officers and presidents of similar companies within the information technology industry, taking into account Mr. Ross’s experience and knowledge, as well as the general position of DynTek at the time. The Compensation Committee increased Mr. Ross’s base salary from $430,000 to $440,000 in fiscal 2005. Based on the achievement of corporate and business development goals, as well as individual objectives, Mr. Ross received a cash bonus of $125,000. The Compensation Committee has reviewed all components of Mr. Ross’s compensation, including salary, cash bonus, retention incentives and the value of other long-term incentives. Based on this review, the Compensation Committee concluded that the total compensation paid to Mr. Ross in the aggregate was reasonable and not excessive.

Section 162(m) of the Internal Revenue Code Limitations on Executive Compensation.   Section 162(m) of the United States Internal Revenue Code of 1986, as amended, (the “Code”) may limit our ability to deduct for United States federal income tax purposes compensation in excess of $1 million paid to the our Chief Executive Officer and our four other highest paid executive officers in any one fiscal year. None of our executive officers received any such compensation in excess of this limit during fiscal 2005. Grants under the 2005 Stock Incentive Plan will not be subject to the deduction limitation, including the option grant limitations described below.

Our policy is to maximize the deductibility of executive compensation so long as the deductibility is compatible with the more important objectives of retaining executives and maintain competitive performance-based compensation that is aligned with strategic business objectives.

Respectfully submitted,

Marshall Toplansky
J. Michael Gullard

Stock Price Performance

Set forth below is a line graph comparing the cumulative total stockholder return on our Common Stock, based upon the market price of our Common Stock as reported by The Nasdaq Stock Market, with the cumulative total return of companies in the Nasdaq Composite Index and the Nasdaq Computer Index for the period from June 30, 1999 through June 30, 2005.  Total stockholder return assumes $100.00 invested at the beginning of the period in our Common Stock, the stocks represented in the Nasdaq Composite Index and the Nasdaq Computer Index, respectively. Total return assumes reinvestment of dividends; we have paid no dividends on our Common Stock.

	June 30, 1999 Closing price	June 30, 1999 $100 invest	June 30, 2005 Closing price	June 30, 2005 total return
Nasdaq Composite Index	2,686	$100	2,057	$76.58
Nasdaq Computer Index	1,386	$100	923	$66.59
DYTK	$3.91	$100	$0.29	$7.42

PROPOSAL NO. 2

TO AUTHORIZE THE BOARD TO AMEND OUR CERTIFICATE OF INCORPORATION TO
EFFECT A REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING COMMON STOCK
BY A RATIO OF 1-FOR-10

Our Board of Directors has proposed amending Article IV of our certificate of incorporation to effect a reverse split of our issued and outstanding shares of Common Stock by a ratio of 1-for-10. If approved by our stockholders, the Board may, but will not be required to, effect the reverse split at anytime prior to our next annual meeting of stockholders. The reverse split would be effected by providing that, upon the effective date, each 10 shares of outstanding Common Stock would become one new share of Common Stock. Further, each option, warrant or other right to purchase 10 shares of Common Stock would become an option, warrant or other right to purchase one new share of Common Stock. The rights and privileges of the holders of the Common Stock would be substantially unaffected by the reverse split. The proposed amendment to our certificate of incorporation to effect the reverse split is attached as Annex “A” to this proxy statement. If adopted, the Board would have the discretion to file the proposed amendment with the Secretary of State of the State of Delaware promptly if and after the Board determines to effectuate the reverse split, and the amendment would become effective upon the effective date set forth in the amendment.

On the record date, 81,164,636 shares of Common Stock were issued and outstanding. If Proposal No. 2 is adopted, and if the Board decides to implement the reverse split immediately thereafter, the reverse split would reduce the number of issued and outstanding shares of the Common Stock to 8,116,464 post–reverse split shares. The reverse split will not affect stockholders equity, which will remain substantially unchanged. The reverse split itself will not affect the number of total authorized shares, which will remain at 160,000,000 shares, unless and until such authorized shares are increased pursuant to Proposal No. 3.

Purpose of the Reverse Stock Split

The purpose of authorizing the reverse stock split is to maximize the flexibility of the Board of Directors in addressing market-related issues affecting the Company’s capitalization. It is not possible, at this time, to predict future market conditions or the future trading prices of our shares. Accordingly, a vote in favor of the reverse stock split proposal will be a vote for approval for vesting the Board with the authority to effectuate the reverse split if and when it deems it to be advisable and in the best interests of our stockholders. On the other hand, under this proposal, the Board also would have the discretion to abandon the reverse stock split, if market or other conditions make its implementation, in the judgment of the Board, inadvisable.  However, the authority of the Board to implement the reverse stock split will terminate if the reverse stock split is not effectuated by the date of the Company’s next annual meeting of stockholders.

A reverse stock split may have the following beneficial effects:

•       A reverse stock split may broaden the market for the Common Stock and any resulting anticipated increased price level could encourage interest in the Common Stock.

•       A higher stock price may help the Company attract and retain employees and other service providers. Some potential employees and service providers may be less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the reverse stock split successfully increases the per share price of the Common Stock, this increase may enhance the Company’s ability to attract and retain employees and service providers.

•       A higher stock price may assist the Company meet initial listing requirements should it attempt in the future to list its stock on NASDAQ or the American Stock Exchange.

Risks Associated with the Reverse Stock Split

If the reverse stock split is approved by the stockholders, and if the Board determines to implement the reverse split, there would be certain risks associated with the reverse stock split.

While the Board of Directors believes that the Common Stock would trade at higher prices after the consummation of the reverse stock split, there can be no assurance that the increase in the trading price will occur, or, if it does occur, that it will equal or exceed the price that is the product of the market price of the Common Stock prior to the reverse stock split times the selected reverse stock split ratio. In some cases, the total market capitalization of a company following a reverse stock split is lower, and may be substantially lower, than the total market capitalization before the reverse stock split. In addition, the fewer number of shares that will be available to trade will possibly cause the trading market of the Common Stock to become less liquid, which could have an adverse effect on the price of the Common Stock.

The market price of the Common Stock and the Company’s stockholder equity is based on our performance and other factors, some of which may be unrelated to the number of our shares outstanding. Factors that may cause the Company’s stockholder equity and the market price of the Common Stock to decline include:  (a) changes in general economic conditions in the markets in which the Company may compete and fluctuations in demand in the information technology industry; (b) the ability of the Company to sustain historical margins as the industry changes; (c) increased competition; (d) increased costs; (e) loss or retirement of key members of management; and (f) increases in the Company’s cost of borrowings or unavailability of additional debt or equity capital on terms considered reasonable by management. In addition to the items specifically discussed above, our business and results of operations are subject to the risks and uncertainties described from time-to-time in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission.

Effects of the Reverse Stock Split

The par value of the Common Stock will remain at $0.0001 a share following the reverse split, and the number of common shares outstanding will be reduced. As a consequence, the aggregate par value of the outstanding shares will be reduced, while the aggregate capital in excess of par value, for statutory and accounting purposes, will be increased.

If the reverse split is approved, the per share information and the average number of shares outstanding, as presented in our previously issued consolidated financial statements and other publicly available information, would be restated following the effective date to reflect the reverse split.

If the reverse split is implemented, each 10 shares of the issued and outstanding Common Stock would be automatically converted into one share of our new Common Stock. In addition, each option, warrant and other right to purchase 10 shares of the old Common Stock would become an option, warrant or right to purchase one share of our new Common Stock.

No fractional shares of the new Common Stock will be issued to any stockholder if the Board determines to effect the reverse split. Instead, a stockholder who would hold fractional shares as a result of this reverse split would be entitled to receive in lieu of such shares their cash equivalent, which is calculated as the number of old shares which would become fractional multiplied by the stock price as reported on the OTC Bulletin Board 5 days before the effective date of the reverse split. We believe that the cost of purchasing such fractional shares would be nominal. No interest is payable on the cash in lieu of fractional share amounts.

As soon as is practicable after the effective date, we will send a letter of transmittal to each stockholder of record as of the effective date for use in transmitting certificates representing shares of Common Stock to our transfer agent. The letter of transmittal will contain instructions for the surrender of certificates representing shares of the old Common Stock to the transfer agent in exchange for certificates representing the number of shares of the new Common Stock. No new certificates will be issued to a stockholder until such stockholder has surrendered all old certificates together with a properly completed and executed letter of transmittal to the transfer agent. Upon proper completion and execution of the above, stockholders will receive a new certificate or certificates representing the number of whole shares of the new Common Stock such stockholder now holds.

Provided certificates representing shares of the new Common Stock are issued in the same name as certificates representing shares of the Common Stock surrendered for exchange, no service charges or taxes will be payable by stockholders in connection with the exchange of certificates, and all such costs will be borne by the Company.

No stockholder’s interest will be completely eliminated by the reverse split, unless a stockholder holds fewer than 10 shares. No officer, director, associate or affiliate of us shall derive any material benefit from the reverse split other than those that would be enjoyed by any other person who holds the same number of shares.

Federal Tax Consequences of Reverse Stock Split

NO RULING FROM THE UNITED STATES INTERNAL REVENUE SERVICE OR OPINION OF COUNSEL WILL BE OBTAINED REGARDING THE FEDERAL INCOME TAX CONSEQUENCES TO OUR STOCKHOLDERS AS A RESULT OF THE REVERSE STOCK SPLIT. ACCORDINGLY, EACH STOCKHOLDER IS ENCOURAGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC CONSEQUENCES OF THE PROPOSED TRANSACTION TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS.

If effected, we believe that the reverse stock split will qualify as a tax-free recapitalization under U.S. tax law for us and our stockholders. If, under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended, the reverse split qualifies as a recapitalization, a stockholder of ours who exchanges his, her or its shares of old Common Stock for shares of new Common Stock will recognize no gain or loss as a result of the reverse split for federal tax purposes except for cash received in lieu of fractional shares. A stockholder’s aggregate tax basis in his, her or its shares of the new Common Stock would be the same as their aggregate tax basis in the old Common Stock. The holding period of shares of the new Common Stock would include the holding period of shares of the old Common Stock.

A stockholder who receives cash in lieu of fractional shares will be treated for tax purposes as if we had issued fractional shares to him and he had immediately redeemed such shares for cash. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and their basis in the stock allocable to the fractional shares. Such gain or loss will generally be a capital gain or loss if the stock was held as a capital asset, and such capital gain or loss will be a long-term capital gain or loss to the extent that the stockholder’s holding period of their stock exceeds 12 months.

Vote required

The affirmative vote of stockholders holding not less than a majority of our issued and outstanding shares of Common Stock is required to approve Proposal No. 2.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AUTHORIZE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR ISSUED AND OUTSTANDING COMMON STOCK BY A RATIO OF 1-FOR-10.

Unless instructed to the contrary, the shares of Common Stock represented by the proxies will be voted FOR the proposal to approve Proposal No. 2.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION
TO INCREASE OUR AUTHORIZED CAPITAL STOCK FROM 160,000,000 TO SHARES TO 460,000,000 SHARES AND OUR AUTHORIZED COMMON STOCK FROM 150,000,000 SHARES TO
450,000,000 SHARES

Our Board of Directors has proposed an amendment to Article IV of our certificate of incorporation to increase our authorized capital stock from 160,000,000 shares to 460,000,000 shares and our authorized Common Stock from 150,000,000 shares to 450,000,000 shares. A copy of the proposed amendment to our certificate of incorporation to increase our authorized capital and Common Stock is attached as Annex “B” to this proxy statement. If adopted, we will file the proposed amendment with the Secretary of State of the State of Delaware promptly after the Annual Meeting, and the amendment will become effective upon such filing.

Purpose of the change in authorized shares

In October 2005, the Company announced its intention to offer up to $15,000,000 of shares of the Company’s Common Stock in connection with a rights offering (the “Rights Offering”) pursuant to which each stockholder of the Company will receive the right to purchase two (2) shares of the Company’s Common Stock at a price of $.10 per share for each share of Common Stock owned by such stockholder on the record date for the Rights Offering. The Company expects that a limited number of stockholders of the Company will purchase all of the shares of Common Stock not purchased in the Rights Offering pursuant to a stand-by purchase agreement. The purchase of shares by such stand-by purchasers together with the shares purchased by other stockholders in the Rights Offering would result in $15,000,000 of gross proceeds to the Company and the concomitant issuance of 150,000,000 shares of Common Stock of the Company. Additionally, upon completion of the Rights Offering, the anti-dilution provisions of certain outstanding convertible notes will be triggered, and thus the conversion price of such notes will be reduced and the number of shares of Common Stock into which such notes are convertible will be increased. Similarly, the anti-dilution provisions of certain outstanding warrants to purchase Common Stock will be triggered upon completion of the Rights Offering and, as a result, increase the number of shares purchaseable under such warrants. Furthermore, as described in Proposal No. 4, the Company intends to increase the number of shares of Common Stock issuable under the Company’s 2005 Stock Incentive Plan by 25,000,000 shares.

Increasing the authorized number of shares of capital stock will provide us with sufficient authorized but unissued shares (i) to effect the Rights Offering, (ii) for issuance under outstanding derivative securities whose anti-dilution protection provisions will be triggered as a result of the Rights Offering or any other dilutive financing, (iii) to increase the number of shares of Common Stock issuable under the 2005 Stock Incentive Plan, and (iv) for future use in transactions approved by our Board, including, among others, equity financings, stock splits, stock dividends, equity incentive plans, acquisitions and other corporate purposes. We believe that by having sufficient authorized but unissued shares that we can issue without shareholder approval (except as required by applicable law or regulation, our certificate of incorporation, or the rules of a stock exchange or the NASDAQ, if applicable) will be beneficial to us by providing us with flexibility to consider and act promptly when our Board determines that the issuance of shares is advisable. Our Common Stock is currently traded on the OTC Bulletin Board, which does not impose corporate governance standards or require shareholder approval in connection with the issuance of equity securities. Therefore, we could issue shares of our Common Stock or securities exercisable or convertible into shares of our Common Stock without obtaining stockholder approval in the discretion of our Board of Directors, subject to compliance with applicable corporate law and our certificate of incorporation.

Effect of Having Authorized but Unissued Shares

The issuance of additional shares of Common Stock in the future may, among other things, dilute earnings per share, stockholders’ equity, and voting rights. The issuance of additional shares, or the perception that additional shares may be issued, may also adversely effect the market price of Common Stock. The availability for issuance of additional shares of Common Stock could further have the effect of rendering more difficult or discouraging an attempt to obtain control of DynTek. For example, the issuance of shares of Common Stock in a public or private sale, merger, or similar transaction would increase the number of outstanding shares, thereby diluting the interest of a party attempting to obtain control of DynTek. The issuance of additional shares of Common Stock may be used to render more difficult a similar transaction even if it appears to be desirable to a majority of stockholders. Other than as set forth herein, we are not aware of any efforts to obtain control of DynTek.

Vote Required

The affirmative vote of stockholders holding not less than a majority of our issued and outstanding shares of Common Stock is required to approve Proposal No. 3.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE OUR AUTHORIZED CAPITAL STOCK FROM 160,000,000 SHARES TO 460,000,000 SHARES AND OUR AUTHORIZED COMMON STOCK FROM 150,000,000 SHARES TO 450,000,000 SHARES.

Unless instructed to the contrary, the shares of Common Stock represented by the proxies will be voted FOR the proposal to approve Proposal No. 3.

PROPOSAL NO. 4

TO APPROVE AN AMENDMENT TO THE COMPANY’S 2005 STOCK INCENTIVE PLAN TO (i) INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE THEREUNDER TO 30,000,000 AND (ii) INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE ACQUIRED BY AN INDIVIDUAL PURSUANT TO OPTIONS OR RESTRICTED STOCK AWARDS IN A CALENDAR YEAR TO 7,500,000

At the Annual Meeting, our stockholders will be asked to consider and vote upon a proposal to increase the number of shares of Common Stock issuable under the 2005 Stock Incentive Plan (the “2005 Plan”) to 30,000,000. The Board of Directors adopted and the stockholders of the Company originally approved the 2005 Plan in May 2005. At the time of its adoption, the 2005 Plan authorized the sale of up to 5,000,000 shares of Common Stock, and, in no event, could an individual be granted options or restricted stock awards under the 2005 Plan for more than 1,500,000 shares of our Common Stock in any one calendar year. On October 6, 2005, the Board of Directors, subject to stockholder approval, amended the 2005 Plan to (i) increase the authorized number of shares of Common Stock issuable thereunder by 25,000,000 shares, (ii) increase the total number of shares of Common Stock that may be acquired by any one individual pursuant to options or restricted stock awards granted under the 2005 Plan in any one calendar year from 1,500,000 shares to 7,500,000 shares, and (iii) to reserve the additional shares for issuance under the 2005 Plan, bringing the total number of shares of common stock subject to the 2005 Plan to 30,000,000.

Description of the 2005 Plan

The following is a summary of the principal provisions of the 2005 Plan, as amended by this proposal. This summary is qualified in its entirety by reference to the full text of the 2005 Plan itself, which can be obtained by writing to the Secretary, DynTek, Inc., 19700 Fairchild Road, Suite 350, Irvine, California 92612.

Purposes of the 2005 Plan.   The purposes of the Plan are (a) to enhance the Company’s ability to attract and retain the services of qualified employees, officers, directors, consultants and other service providers upon whose judgment, initiative and efforts the successful conduct and development of the Company’s business largely depends, and (b) to provide additional incentives to such persons or entities to devote their utmost effort and skill to the advancement and betterment of the Company, by providing them an opportunity to participate in the ownership of the Company and thereby have an interest in the success and increased value of the Company.

Our Board of Directors believes that it is in our best interest to have available an equity incentive plan for use as a part of our compensation strategy. In addition the Board of Directors believes that such a plan should provide for the grant of stock options (both incentive stock options, as defined in Section 422 Internal Revenue Code of 1986 (the “Code”), and non-qualified stock options), and restricted stock awards to qualified employees, officers, directors, consultants and other service providers.

In the event that the outstanding shares of Common Stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend, or other change in the capital structure of the Company, then appropriate adjustments shall be made by the Administrator to the aggregate number and kind of shares subject to the 2005 Plan, the number and kind of shares and the price per share subject to outstanding Option Agreements and Stock Purchase Agreements, and the limit on the number of shares that may be issued to any individual or entity that holds an option or restricted stock under the 2005 Plan (such individual or entity a “Participant,” or collectively, the “Participants”).

Shares Reserved for Issuance.   Stockholder approval of the amendment to the 2005 Plan will authorize us to grant options and/or rights to purchase or otherwise acquire up to an additional 25,000,000 shares, or an aggregate of 30,000,000 shares of Common Stock.

Administration.   Authority to control and manage the operation and administration of the 2005 Plan shall be vested in the Board, which may delegate such responsibilities in whole or in part to a committee consisting of two (2) or more members of the Board (the “Committee”). Members of the Committee may be appointed from time to time by, and shall serve at the pleasure of, the Board. The Board may limit the composition of the Committee to those persons necessary to comply with the requirements of Section 162(m) of the Code and Section 16 of the Exchange Act. As used herein, the term “Administrator” means the Board or, with respect to any matter as to which responsibility has been delegated to the Committee, the term Administrator shall mean the Committee.

The Board of Directors may from time to time alter, amend, suspend or terminate the 2005 Plan in such respects as the Board of Directors may deem advisable; provided, however, that no such alteration, amendment, suspension or termination shall be made that would substantially affect or impair the rights of any person under any incentive option, nonqualified option or restricted share theretofore granted to such person without his or her consent. Unless previously terminated by the Board of Directors, the 2005 Plan will terminate on March 31, 2015.

Eligibility.   The 2005 Plan provides that awards may be granted to employees, officers, directors, consultants, and other service providers of DynTek or of any parent or subsidiary corporation of DynTek, whether now existing or hereafter created or acquired (an “Affiliated Company”), as may be determined by the Administrator. Subject to stockholder approval, in no event may any individual be granted options or restricted stock awards under the 2005 Plan for more than 7,500,000 shares of our Common Stock in any one calendar year.

The actual number of individuals who will receive awards cannot be determined in advance because the Administrator has discretion to select the Participants. Nevertheless, as of November 4, 2005, seven officers and directors of DynTek and approximately 162 other employees were eligible to participate in the 2005 Plan.

Terms of Options.   As discussed above, the Administrator determines many of the terms and conditions of awards granted under the 2005 Plan, including whether an option will be an “incentive stock option” (ISO) or a “non-qualified stock option” (NQSO). Each option is evidenced by any agreement in such form as the Administrator approves and is subject to the following conditions (as described in further detail in the 2005 Plan):

•       Vesting and Exercisability:   Options become vested and exercisable, as applicable, within such periods as determined by the Administrator and as set forth in the related stock option agreement, provided that options must expire no later than ten years from the date of grant (five years with respect to ISOs granted to optionees who own more than 10% of the outstanding Common Stock).

•       Exercise Price:   The exercise price per share of Common Stock covered by each option shall be determined by the Administrator, subject to the following: (a) the exercise price of an ISO shall not be less than 100% of fair market value on the date the ISO is granted, (b) the exercise price of a NQSO shall not be less than 100% of fair market value on the date the NQSO is granted, and (c) if the person to whom an ISO is granted is a 10% stockholder on the date of grant, the exercise price shall not be less than 110% of fair market value on the date the option is granted. However, an option may be granted with an exercise price lower than that set forth in the preceding sentence if such option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code.

•       Method of Exercise:   Payment of the exercise price may be made, in the discretion of the Administrator, in cash, by check, by delivery of shares of our Common Stock, or any combination of the foregoing methods of payment or any other consideration or method of payment as shall be permitted by the 2005 Plan and applicable corporate law.

•       Termination of Service:   Options cease vesting on the date of termination of service or the death or disability of the optionee. Options granted under the 2005 Plan generally expire three months after the termination of the optionee’s service, except in the case of death or disability, in which case the awards generally may be exercised up to 12 months following the date of death or termination of service due to disability. However, if the optionee is terminated for cause (e.g. for committing an alleged criminal act or intentional tort again DynTek), the optionee’s options will expire upon termination.

•       Change of Control:   In the event of a change in control of DynTek (as defined in the 2005 Plan), vesting of options will accelerate automatically unless the options are to be assumed by the acquiring or successor entity (or parent thereof) or substituted for by such entity with new options or other incentives with such terms and provisions as the Administrator in its discretion may consider equitable. If options are assumed or replaced with new options or other incentives by an acquiring or successor entity (or parent thereof), then the options shall accelerate and become fully vested if the optionee is terminated under certain circumstances within a specified period of time (as provided in option agreements) following a change in control. However, the Administrator may at its discretion provide for other vesting arrangements in option agreements, including arrangements which provide for full acceleration of vesting upon a change in control whether or not the acquiring entity agrees to assume or substitute for existing options in such change in control.

•       Additional Restrictions.   No ISOs may be granted to an optionee under the 2005 Plan if the aggregate fair market value (determined at the time of grant) of the stock with respect to which ISOs first become exercisable by such optionee in any calendar year under our stock option plans and any Affiliated Company exceeds $100,000. Options are nontransferable, other than by will and the laws of descent and distribution or in any manner permitted by the Administrator that is not prohibited by the Code.

Terms of Restricted Stock Awards.   The Administrator shall have the right to issue, at a purchase price determined by the Administrator, including a zero purchase price, shares of Common Stock subject to such terms, restrictions and conditions as the Administrator may determine at the time of grant. Such conditions may include, but are not limited to, payment of the purchase price, if any, continued employment or the achievement of specified performance goals or objectives. Each restricted stock award is evidenced by a restricted stock purchase agreement in such form as Administrator approves and is subject to the following conditions (as described in further detail in the 2005 Plan):

•       Vesting:   Shares subject to a restricted stock award may become vested over time or upon completion of performance goals set out in advance.

•       Purchase Price:   Each restricted stock purchase agreement states the purchase price, payment of which may be made as described under “Terms of Options” above.

•       Restrictions:   Shares of restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the stock purchase agreement or by the Administrator. In the event of termination of a Participant’s employment, service as a director of the DynTek or service provider status for any reason whatsoever (including death or disability), the stock purchase agreement may provide, in the discretion of the Administrator, that DynTek shall have the right, exercisable at the discretion of the Administrator and subject to certain exceptions described in the 2005 Plan, to repurchase at the original purchase price, if any, the shares of restricted stock that have not vested as of the date of termination.

•       Change of Control:   Restricted Stock awards shall be treated in the same manner as described under “Terms of Options” above.

New Plan Benefits

Future awards to our executive officers and employees are discretionary. At this time, therefore, the benefits that may be received by our executive officers, directors and other employees if our stockholders approve the 2005 Plan cannot be determined. In addition, because the value of stock issuable to our non-employee directors under the 2005 Plan will depend on the fair market value of our Common Stock at future dates, it is not possible to determine exactly the benefits that might be received by our non-employee directors under the 2005 Plan.

Summary of Federal Income Tax Consequences of the 2005 Plan

The following is a brief summary of certain federal income tax consequences of participation in the 2005 Plan. The summary should not be relied upon as being a complete statement of all possible federal income tax consequences. Federal tax laws are complex and subject to change. Participation in the 2005 Plan may also have consequences under state and local tax laws which vary from the federal tax consequences described below. For such reasons, we recommend that each participant consult his or her personal tax advisor to determine the specific tax consequences applicable to him or her.

Incentive Stock Options.   No taxable income will be recognized by an optionee under the 2005 Plan upon either the grant or the exercise of an ISO. Instead, a taxable event will occur upon the sale or other disposition of the shares acquired upon exercise of an ISO, and the tax treatment of the gain or loss realized will depend upon how long the shares were held before their sale or disposition. If a sale or other disposition of the shares received upon the exercise of an ISO occurs more than (i) one year after the date of exercise of the option and (ii) two years after the date of grant of the option, the holder will recognize long-term capital gain or loss at the time of sale equal to the full amount of the difference between the proceeds realized and the exercise price paid. However, a sale, exchange, gift or other transfer of legal title of such stock (other than certain transfers upon the optionee’s death) before the expiration of either of the one-year or two-year periods described above will constitute a “disqualifying disposition.” A disqualifying disposition involving a sale or exchange will result in ordinary income to the optionee in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. If the amount realized in a disqualifying disposition exceeds the fair market value of the stock on the date of exercise, the gain realized in excess of the amount taxed as ordinary income as indicated above will be taxed as capital gain. A disqualifying disposition as a result of a gift will result in ordinary income to the optionee in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. Any loss realized upon a disqualifying disposition will be treated as a capital loss. Capital gains and losses resulting from disqualifying dispositions will be treated as long-term or short-term depending upon whether the shares were held for more or less than the applicable statutory holding period (which currently is more than one year for long-term capital gains). We will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee as a result of a disposition of the shares received upon exercise of an ISO.

The exercise of an ISO may result in an “adjustment” for purposes of the “alternative minimum tax.” Alternative minimum tax is imposed on an individual’s income only if the amount of the alternative minimum tax exceeds the individual’s regular tax for the year. For purposes of computing alternative minimum tax, the excess of the fair market value on the date of exercise of the shares received on exercise of an ISO over the exercise price paid is included in alternative minimum taxable income in the year the option is exercised. An optionee who is subject to alternative minimum tax in the year of exercise of an ISO may claim as a credit against the optionee’s regular tax liability in future years the amount of alternative minimum tax paid which is attributable to the exercise of the ISO. This credit is available in the first year following the year of exercise in which the optionee has regular tax liability.

Non-qualified Stock Options.   No taxable income is recognized by an optionee upon the grant of a NQSO. Upon exercise, however, the optionee will recognize ordinary income in the amount by which the fair market value of the shares purchased, on the date of exercise, exceeds the exercise price paid for such shares. The income recognized by the optionee who is an employee will be subject to income tax withholding by DynTek out of the optionee’s current compensation. If such compensation is insufficient to pay the taxes due, the optionee will be required to make a direct payment to us for the balance of the tax withholding obligation. We will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee, provided that certain reporting requirements are satisfied. If the exercise price of a NQSO is paid by the optionee in cash, the tax basis of the shares acquired will be equal to the cash paid plus the amount of income recognized by the optionee as a result of such exercise. If the exercise price is paid by delivering shares of our Common Stock already owned by the optionee or by a combination of cash and already-owned shares, there will be no current taxable gain or loss recognized by the optionee on the already-owned shares exchanged (however, the optionee will nevertheless recognize ordinary income to the extent that the fair market value of the shares purchased on the date of exercise exceeds the price paid, as described above). The new shares received by the optionee, up to the number of the old shares exchanged, will have the same tax basis and holding period as the optionee’s basis and holding period in the old shares. The balance of the new shares received will have a tax basis equal to any cash paid by the optionee plus the amount of income recognized by the optionee as a result of such exercise, and will have a holding period commencing with the date of exercise. Upon the sale or disposition of shares acquired pursuant to the exercise of a NQSO, the difference between the proceeds realized and the optionee’s basis in the shares will be a capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held for more than the applicable statutory holding period (which is currently more than one year for long-term capital gains).

Restricted Stock.   If no Section 83(b) election is made and repurchase rights are retained by DynTek, a taxable event will occur on each date the participant’s ownership rights vest (e.g., when our repurchase rights expire) as to the number of shares that vest on that date, and the holding period for capital gain purposes will not commence until the date the shares vest. The participant will recognize ordinary income on each date shares vest in an amount equal to the excess of the fair market value of such shares on that date over the amount paid for such shares. Any income recognized by a participant who is an employee will be subject to income tax withholding by us out of the optionee’s current compensation. If such compensation is insufficient to cover the amount to be withheld, the participant will be required to make a direct payment to us for the balance of the tax withholding obligation. We are entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant.

We are entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant. The participant’s basis in the shares will be equal to the purchase price, if any, increased by the amount of ordinary income recognized.

If a Section 83(b) election is made within 30 days after the date of transfer, or if no repurchase rights are retained by us, then the participant will recognize ordinary income on the date of purchase in an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price paid for such shares.

Tax Withholding.   DynTek shall have the power to withhold, or require a Participant to remit to DynTek, an amount sufficient to satisfy any applicable federal, state, and local tax withholding requirements with respect to any options exercised or restricted stock issued under the Plan. To the extent permissible under applicable tax, securities and other laws, the Administrator may, in its sole discretion and upon such terms and conditions as it may deem appropriate, permit a Participant to satisfy his or her obligation to pay any such tax, in whole or in part, up to an amount determined on the basis of the highest marginal tax rate applicable to such Participant, by (a) directing the Company to apply shares of Common Stock to which the Participant is entitled as a result of the exercise of an option or as a result of the purchase of or lapse of restrictions on restricted stock or (b) delivering to the Company shares of Common Stock owned by the Participant. The shares of Common Stock so applied or delivered in satisfaction of the Participant’s tax withholding obligation shall be valued at their fair market value as of the date of measurement of the amount of income subject to withholding.

Equity Compensation Plan Information

The following table provides information, as of June 30, 2005, relating to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders(1)	4,092,392	$0.55	5,436,750
Equity compensation plans not approved by security holders	—	—	—
Total	4,092,392	$0.55	5,436,750

(1)          Options to purchase 660,000 shares of Common Stock held by Mr. Webber and options to purchase 80,000 shares of Common Stock held by Mr. Zublin were cancelled on September 30, 2005. The cancellation of such options would reduce the number of securities to be issued upon exercise of outstanding options and increase the number of securities available for grant by 740,000 shares.

Interest of Certain Persons in Matter to be Acted Upon

Officers and directors of the Company are eligible to participate in the 2005 Plan, and have a substantial direct interest in the approval of the amendment to the 2005 Plan.

Vote Required

To be adopted, the proposal must receive the affirmative vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote. Uninstructed shares are not entitled to vote on this matter, and therefore broker non-votes do not affect the outcome. Abstentions will have the effect of votes against the proposal.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT TO THE 2005 PLAN.

Unless instructed to the contrary, the shares of Common Stock represented by the proxies will be voted FOR the proposal to approve the amendment to the 2005 Plan.

PROPOSAL NO. 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board of Directors has elected to engage Marcum & Kliegman LLP, as independent auditors, to audit our consolidated financial statements for the fiscal year ending June 30, 2006, and recommends that stockholders vote “FOR” ratification of such appointment.

Although ratification by stockholders is not a prerequisite to the ability of the Audit Committee to select Marcum & Kliegman LLP as our independent auditor, we believe such ratification to be desirable. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.

Fees billed to us by Marcum & Kliegman LLP during the Fiscal Year Ended June 30, 2005 and June 30, 2004

The following is a summary of the fees billed to the Company by Marcum & Kliegman LLP for professional services rendered for the fiscal years ended June 30, 2005 and June 30, 2004:

Fee Category	Fiscal 2005 Fees	Fiscal 2004 Fees
Audit Fees	$260,000	$212,320
Audit Related Fees	57,000	23,000
Tax Fees	35,000	33,500
All Other Fees	0	0
Total Fees	$352,000	$268,320

Audit Fees.   Consists of fees billed for professional services rendered for the audit of the Company’s financial statements.

Audit-Related Fees.   Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”  These services include consultations related to the Sarbanes-Oxley Act and consultations concerning financial accounting and reporting standards.

Tax Fees.   Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance related to state tax incentives.

All Other Fees.   We were not billed fees for other professional services in fiscal 2005 or fiscal 2004.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of Independent Auditors

The Audit Committee of DynTek’s Board of Directors pre-approves on an annual basis the audit, audit-related, tax and other non-audit services to be rendered by DynTek’s accountants based on historical information and anticipated requirements for the following fiscal year. The Audit Committee pre-approves specific types or categories of engagements constituting audit, audit-related, tax and other non-audit services as well as the range of fee amounts corresponding to each such engagement. To the extent that DynTek’s management believes that a new service or the expansion of a current service provided by the DynTek’s accountants is necessary or desirable, such new or expanded services are presented to the Audit Committee for its review and approval prior to DynTek’s engagement of its accountants to render such services. No non-audit services were approved by the Audit Committee pursuant to Rule 2-01, paragraph (c)(7)(i)(C) of SEC Regulation S-X during the fiscal year ended June 30, 2005.

The Audit Committee approved 100% of the services provided by Marcum & Kliegman LLP described above. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Marcum & Kliegman LLP has audited our financial statements annually since May 2003. Representatives of Marcum & Kliegman LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. If stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year.

Required Vote

The ratification of the appointment of Marcum & Kliegman LLP requires a majority of the votes cast by holders of DynTek’s Common Stock entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and abstentions and broker non-votes, if any, will not be treated as votes cast on this matter at the Annual Meeting.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF MARCUM & KLIEGMAN LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 2006.

Unless instructed to the contrary, the shares of Common Stock represented by the proxies will be voted FOR ratification of the appointment of Marcum & Kliegman LLP as our independent auditors for the fiscal year ending June 30, 2006.

Audit Committee Report

Notwithstanding anything to the contrary in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities Exchange Commission, in whole or in part, the foregoing Audit Committee Report shall not be “soliciting material” or “filed” with the Securities Exchange Commission, nor shall such information be incorporated by reference into any such filing.

Marcum & Kliegman LLP served as the Company’s independent public accountants for the year ended June 30, 2005 and has been the Company’s independent public accountants since May 2003.

Among its functions, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The independent public accountants are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee has reviewed and discussed the annual audited financial statements with management and the independent public accountants, Marcum & Kliegman LLP. The Audit Committee also examined with the independent public accountants the matters required to be discussed by the Statement of Auditing Standards No. 61, and reviewed the results of the independent public accountant’s examination of the consolidated financial statements.

Marcum & Kliegman LLP also has confirmed to the Company that it is in compliance with the rules, standards and policies of the Independence Standards Board and the Securities and Exchange Commission governing auditor independence. The Audit Committee received and discussed with Marcum & Kliegman LLP its written disclosures in the form of a letter as required by Independence Standards Board Standard

No. 1. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent public accountants is compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, and the guidelines specified by the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2005 for filing with the Securities and Exchange Commission.

Respectfully submitted,

Brian D. Bookmeier
J. Michael Gullard
Marshall Toplansky

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Irvine, California
November 17, 2005

Appendix A

Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation

Robert I. Webber certifies that:

1.     He is the duly elected and acting President and Chief Financial Officer of DynTek, Inc., a corporation organized under the General Corporation Law of the of the State of Delaware (the “Corporation”).

2.     That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted in accordance with Sections 141 and 242 of the Delaware General Corporation Law setting forth a proposed amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing said amendment to be submitted to the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article Four, subsection A of the Second Amended and Restated Certificate of Incorporation of the Corporation be amended by adding a paragraph thereto, which such paragraph will appear as the second and last paragraph of Article Four, subsection A and shall read as follows:

“Upon the effectiveness of this Certificate of Amendment of Second Amended and Restated Certificate of Incorporation, every ten (10) shares of the Corporation’s issued and outstanding Common Stock shall, automatically and without any action on the part of the holder thereof, be reclassified and changed into one (1) share of the Corporation’s Common Stock, par value $0.0001 per share.”

3.     That thereafter, the foregoing amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the stockholders of the Corporation at the Annual Meeting of Stockholders held on December 13, 2005 in accordance with the provisions of Sections 211, 222 and 242 of the General Corporation Law of the of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation of the Corporation to be signed by the undersigned, and the undersigned has executed this certificate and affirms the forgoing as true and under penalty of perjury this          day of                       , 200  .

Robert I. Webber, President and Chief
Financial Officer

Appendix B

Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation

Robert I. Webber certifies that:

1.     He is the duly elected and acting President and Chief Financial Officer of DynTek, Inc., a corporation organized under the General Corporation Law of the of the State of Delaware (the “Corporation”).

2.     That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted in accordance with Sections 141 and 242 of the Delaware General Corporation Law setting forth a proposed amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing said amendment to be submitted to the stockholders of the Corporation.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Article Four, subsection A of the Second Amended and Restated Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

“A.  Authorized shares.  The Corporation shall be authorized to issue 460,000,000 shares of stock, of which (i) 450,000,000 shares shall be shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and (ii) 10,000,000 shares shall be shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).”

3.    That thereafter, the foregoing amendment of the Second Amended and Restated Certificate of Incorporation of the Corporation was duly adopted by the stockholders of the Corporation at the Annual Meeting of Stockholders held on December 13, 2005 in accordance with the provisions of Sections 211, 222 and 242 of the General Corporation Law of the of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation of the Corporation to be signed by the undersigned, and the undersigned has executed this certificate and affirms the forgoing as true and under penalty of perjury this        day of                , 200  .

Robert I. Webber, President and Chief
Financial Officer

ANNUAL MEETING OF STOCKHOLDERS OF

DYNTEK, INC.

December 13, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

\/   Please detach along perforated line and mail in the envelope provided.   \/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, “FOR” PROPOSAL 4 and “FOR” Proposal 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
						FOR	AGAINST	ABSTAIN
1.	Election of Directors: The following individuals have been nominated to serve on the Corporation’s board of directors.			2.

Authorization of the Board to amend the Company’s Second Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding Common Stock by a ratio of 1-for-10.

						☐	☐	☐
		NOMINEES:				FOR	AGAINST	ABSTAIN
☐	FOR ALL NOMINEES	o o o o o	Casper Zublin, Jr. Robert I. Webber J. Michael Gullard Marshall Toplansky Brian D. Bookmeier	3.

Approval of an amendment to the Company’s Second Amended and Restated Certificate of Incorporation to increase the number of shares of our capital stock that the Company would have the authority to issue from 160,000,000 shares to 460,000,000 shares, and our Common Stock, $0.0001 par value per share, that the Company would have authority to issue from 150,000,000 shares to 450,000,000 shares.

						☐	☐	☐
						FOR	AGAINST	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			4.

Approval of an amendment to the Company’s 2005 Stock Incentive Plan to (i) increase the number of shares of Common Stock issuable thereunder from 5,000,000 to 30,000,000 and (ii) increase the total number of shares of Common Stock that may be acquired by any one individual pursuant to options or restricted stock awards granted under the 2005 plan in any one calendar year from 1,500,000 shares to 7,500,000 shares.

						☐	☐	☐
						FOR	AGAINST	ABSTAIN
				5.	Rratification of the appointment of Marcum & Kliegman LLP as our independent accountants for the fiscal year ending June 30, 2006.	☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)			6.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Anual Meeting or any adjournment thereof. Such discretionary authority granted to the proxies shall specifically include the right to vote in favor of adjournment of the Annual Meeting until such time as sufficient votes necessary to take either or both of the actions called for under Proposal 1, Proposal 2, Proposal 3, Proposal 4 and Proposal 5 have been received and cast therefor.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •				THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR ALL PROPOSALS.

The Board of Directors requests that you fill in the date and sign the Proxy and return it in the enclosed envelope.

IF THE PROXY IS NOT DATED IN THE SPACE BELOW, IT IS DEEMED TO BE DATED ON THE DAY WHICH IT WAS MAILED BY THE CORPORATION.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

DYNTEK, INC.

ANNUAL MEETING OF STOCKHOLDERS – DECEMBER 13, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This Proxy is solicited by the Board of Directors in connection with the Annual Meeting of Stockholders of DynTek, Inc., to be held on December 13, 2005. Any Stockholder has the right to appoint as his proxy a person (who need not be a stockholder) other than any person designated below, by inserting the name of such other person in another proper form of proxy.

The undersigned, a stockholder of DynTek, Inc. (the “Corporation”), hereby revoking any proxy hereinbefore given, does hereby appoint Robert Webber and Casper Zublin, Jr., or either of them, as his proxy with full power of substitution, for and in the name of the undersigned to attend the Annual Meeting of Stockholders to be held on December 13, 2005 at the Corporation’s executive offices, 19700 Fairchild Road, Suite 350, Irvine, California 92612, at 10:00 a.m., local time and at any adjournments thereof, and to vote upon all matters specified in the notice of said meeting, as set forth herein, and upon such other business as may properly come before the meeting, all shares of stock of said Corporation which the undersigned would be entitled to vote if personally present at the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR ALL PROPOSALS.

(Continued and to be signed on the reverse side)